Exhibit 99.1

Modiv Announces Initiation of Equity Analyst Coverage by B. Riley Securities and
EF Hutton with “Buy” Recommendations

NEWPORT BEACH, CA, March 31, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced that two separate and independent equity research analysts have initiated coverage on the Company with initial “Buy” recommendations and price targets substantially higher than Modiv’s recent trading price.

On March 30, 2022, B. Riley Securities equity research analyst Bryan Maher initiated coverage with a price target of $24.

On March 31, 2022, EF Hutton equity research analyst Gaurav Mehta initiated coverage with a price target of $23.

Additionally, on March 29, 2022, Colliers Securities released an industry note that provided a positive outlook on Modiv and referenced how the current stock price is trading attractively relative to the Company’s recent externally appraised net asset value of more than $28 per share.

Copies of the full analyst reports from B. Riley Securities and EF Hutton and the full industry note from Colliers Securities can be obtained directly from those respective companies.

“We are grateful to see institutional research analysts take notice of our company so soon after our listing event and we look forward to seeing even more research written about us in the future,” said Aaron Halfacre, Chief Executive Officer. “The quality of both our diversified portfolio and seasoned management team are critical in achieving the operating results necessary to meet stock price expectations of the institutional investment community as well as our over 7,000 existing retail investors.”

“Given that Modiv has been a public filer since 2016,  Modiv is unique in its position to be shelf eligible so soon after listing,” continued Mr. Halfacre. “Due to the current strength of our balance sheet and the recent price of our stock, we have no specific plans to issue equity; however, we have filed a registration statement on Form S-3 as a flexible tool to finance future business opportunities. Despite a turbulent market place, we are seeing a multitude of interesting investment opportunities within our initial cap rate target range of 6-7% that fit well within our growth plan of accretive acquisitions.”

All reports on Modiv prepared by analysts represent the views of such analysts and are not necessarily those of Modiv. Modiv is not responsible for the content, accuracy or timelines provided by analysts. Modiv does not expressly or by implication warrant or assume any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, assumption, data, forecast, estimate or projection contained in the reports or industry notes provided by analysts, and the dissemination of such reports or industry notes does not necessarily constitute or imply the Company’s endorsement or recommendation. The shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) has not yet become effective. These securities may not be sold and no offers to buy can be accepted until the SEC declares the shelf registration statement effective and any appropriate prospectus supplement has been filed. This press release is not an offer to sell or the solicitation of an offer to buy such securities, and there shall be no sale of any of these securities in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of any prospectus included in the shelf registration statement and any applicable prospectus supplement that may be issued with respect to such offering.

About Modiv

Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends and More Diversification. As of March 31, 2022, Modiv had a $500 million real estate portfolio (based on estimated fair value) comprised of 2.3 million square feet of aggregate leasable area.  For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248